EXHIBIT 3(a)(ii)


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

            AMERICAN TECHNICAL CERAMICS CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY.

            FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                  "TENTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for beach of fiduciary duty as a director, except for any matter in respect to which such director shall be liable under
                  Section 174 of Title 8 of the Delaware Code or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall have acted, or failed to act, in a manner that is not in good faith, (iii) shall have acted, or failed to act, in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit."

                  SECOND: That at a duly called and constituted meeting of the stockholders of American Technical Ceramics Corp., a majority of the stockholders entitled to vote approved the adoption of said amendment in accordance with the provisions of Section 242 of The General Corporation Law of the State of Delaware.







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            IN WITNESS WHEREOF, said American Technical Ceramics Corp. has caused this certificate to be signed by Victor Insetta its President and attested by Joseph N. Morra, its Secretary, this 30th day of January, 1987.

                                        AMERICAN TECHNICAL CERAMICS CORP.



                                        By: /s/ Victor Insetta
                                            ----------------------
                                             Victor Insetta
                                               President

ATTEST:



By:  /s/ Joseph N. Morra
     -----------------------
         Joseph N. Morra
         Secretary